CONFORMED COPY

Exhibit 99.1

Form of Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of March 16, 2007 (this “Agreement”), is made by and between ARCELOR S.A., a corporation organized under the laws of Luxembourg (“Arcelor”), and ROBERT J. SKANDALARIS, an individual residing in Bloomfield Hills, Michigan (“Skandalaris”), solely in his individual capacity as record or beneficial owner of (a) shares of common stock, par value $0.00067 per share (“Noble Common Stock”), of Noble International, Ltd., a Delaware corporation (“Noble”), (b) options to purchase shares of Noble Common Stock and (c) other voting capital stock of Noble acquired by Skandalaris after the date hereof (collectively, the “Shares”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement (defined below).

Recitals

A. Arcelor and Noble are, contemporaneously with the execution and delivery of this Agreement, entering into a Share Purchase Agreement, dated the date hereof (the “Purchase Agreement”), providing, among other things, for the acquisition by Noble of the laser-welding assets and certain related liabilities of Arcelor in exchange for cash, a subordinated promissory note and 9,375,000 shares of Noble Common Stock (the “Acquisition”).

B. As of the date hereof, Skandalaris is an officer of Noble and a member of Noble’s board of directors and is the record or beneficial owner of the shares of Noble Common Stock and options to purchase shares of Noble Common Stock listed on Annex A hereto (such shares currently held, together with such shares issued upon any exercise of such options, as and when so issued, the “Existing Shares”).

Accordingly, the parties hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. Skandalaris agrees that, from the date hereof until the date on which this Agreement is terminated pursuant to Section 4.1, at any meeting of the stockholders of Noble, however called, or in connection with any written consent of the stockholders of Noble, in each case relating to any proposed action by the stockholders of Noble with respect to the matters set forth in Section 1.1(b) below, Skandalaris shall:

(a) appear at each such meeting or otherwise cause all Shares owned beneficially or of record by Skandalaris to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all Existing Shares owned by Skandalaris, any other voting securities of Noble (whenever acquired) that are owned beneficially or of record by Skandalaris or any Existing Shares or other voting securities of Noble as to which he has, directly or indirectly, the right to vote or direct the voting:

(i) in favor of adoption of the Purchase Agreement and any other action of Noble’s stockholders requested in furtherance thereof;

(ii) against any action or agreement submitted for approval of the stockholders of Noble that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Noble contained in the Purchase Agreement or of Skandalaris contained in this Agreement; and

(iii) against any Noble Acquisition Proposal or any other action, agreement or transaction submitted for approval to the stockholders of Noble that Skandalaris would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Acquisition or this Agreement;

provided, that the parties acknowledge that this Agreement is entered into by Skandalaris solely in his capacity as beneficial owner of the Shares and that nothing in this Agreement, including Section 3.1(d), shall prevent Skandalaris from discharging his fiduciary duties as an officer of Noble or a member of the board of directors of Noble.

1.2 No Inconsistent Agreements. Skandalaris hereby represents, warrants and covenants that, except for actions taken in furtherance of the Acquisition in accordance with this Agreement, Skandalaris (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by Skandalaris and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, any proxy, consent or power of attorney with respect to the Shares owned beneficially or of record by Skandalaris or any other voting securities of Noble (whenever acquired) that are owned beneficially or of record by Skandalaris or any Shares or other voting securities of Noble as to which he has, directly or indirectly, the right to vote or direct the voting.

1.3 Proxy. Skandalaris hereby grants to Arcelor a proxy to vote the Existing Shares owned beneficially and of record by Skandalaris as indicated in Section 1.1 above and any other voting securities of Noble (whenever acquired) that are owned beneficially or of record by Skandalaris and any Existing Shares or other voting securities of Noble as to which he has, directly or indirectly, the right to vote or direct the voting. Skandalaris intends that this proxy be irrevocable and coupled with an interest, and Skandalaris shall take such further actions or execute such other instruments as may be necessary to effectuate the intent of this proxy. The foregoing proxy shall expire automatically and without further action by the parties upon termination of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Skandalaris. Skandalaris hereby represents and warrants to Arcelor as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly executed and delivered by Skandalaris and, assuming this Agreement constitutes a valid and binding obligation of Arcelor, constitutes a valid and binding obligation of Skandalaris, enforceable in accordance with its terms.

(b) Ownership. All of the Existing Shares listed on Annex A hereto represent shares of Noble Common Stock owned beneficially or of record by Skandalaris as of the date hereof. Such Existing Shares constitute all of the shares of Noble Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by Skandalaris or any of his affiliates. Skandalaris has and will have at all times through the Termination Date (defined in Section 4.1 below), (i) sole voting power, (ii) sole power of disposition, (iii) sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and (iv) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all other Shares or other voting securities of Noble hereafter acquired by Skandalaris, with no limitations, qualifications or restrictions on such rights. Skandalaris has, on the date hereof, good title to the Existing Shares, free and clear of any lien, claim, security interest, preemptive right, right of first refusal, option, judgment or encumbrance of any kind (collectively, “Liens”). Skandalaris will have, through the Termination Date, good title to such Existing Shares and any additional Shares or other voting securities of Noble acquired by Skandalaris after the date hereof, free and clear of any Liens.

(c) No Violation. The execution and delivery of this Agreement by Skandalaris does not, and the performance by Skandalaris of his obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any governmental or regulatory authority applicable to Skandalaris or by which any of his assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of Skandalaris pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Skandalaris is a party or by which Skandalaris or any of his assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Skandalaris to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1 Further Agreements of Skandalaris.

(a) Skandalaris hereby agrees, while this Agreement is in effect, not to (i) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, “Transfer”) any Shares or other voting securities of Noble, or (ii) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Noble or any other person with respect to the Shares or (iii) enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Shares or other voting securities of Noble or any interest therein.

(b) In case of a stock dividend or distribution by Noble, or any change in Noble Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received by Skandalaris in such transaction.

(c) Skandalaris agrees, while this Agreement is in effect, to notify Arcelor promptly in writing of (i) the number of additional shares of Noble Common Stock, additional options to purchase shares of Noble Common Stock or other securities of Noble acquired by Skandalaris, if any, after the date hereof and (ii) with respect to the subject matter contemplated by Section 3.1(c), any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, Skandalaris.

(d) Skandalaris agrees, while this Agreement is in effect, he will not knowingly (i) take, agree or commit to take any action that would make any representation or warranty of Skandalaris contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) agree or commit not to take any action necessary to prevent any such representation or warranty from becoming inaccurate in any respect at any such time.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate upon the earlier to occur of (a) the closing of the transactions contemplated by the Purchase Agreement and (b) the date and time of termination of the Purchase Agreement by either or both of Arcelor and Noble pursuant to Section 12.1, Section 12.2 or Section 12.3 of the Purchase Agreement (the “Termination Date”). Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

4.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Arcelor any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Skandalaris, and Arcelor shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Noble or exercise any power or authority to direct Skandalaris in the voting of any of the Shares, except as expressly provided herein.

4.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission (with confirmation) or by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Arcelor to:

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, FRANCE

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

Email: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

Email: guillaume.vercaemer@arcelor.com

with a copy to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

Fax: (212) 335-4501

Email: garry.mccormack@dlapiper.com

Attention: Garry P. McCormack

(b)	if to Skandalaris to:

Robert J. Skandalaris

c/o Quantum Value Management, LLC

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, MI 48304

Fax: 248-220-2038

Email: rskandy@qvmllc.com

with a copy to:

Foley & Lardner LLP

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Patrick D. Daugherty

Fax: (313) 234-7103

Email: pdaugherty@foley.com

4.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to.” “Or” is disjunctive but not necessarily exclusive. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time.

4.6 Entire Agreement. This Agreement (together with the Purchase Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.7 Governing Law; Submission to Jurisdiction. The provisions of Section 17.7 (Governing Law; Venue; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

4.8 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Neither this Agreement nor any term hereof may be waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such waiver, discharge or termination is sought.

4.9 Enforcement. Skandalaris agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that Arcelor shall be entitled to seek specific performance of the terms hereof or injunction against breach thereof, in addition to any other remedy to which Arcelor is entitled at law or in equity. Skandalaris further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.10 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, executors, personal representatives, successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any person other than the parties hereto.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Facsimile signatures shall, for all purposes of this Agreement, be deemed to be originals and shall be enforceable as such.

[Signatures appear on the following page.]

Execution

IN WITNESS WHEREOF, the parties have duly executed and delivered this Voting and Support Agreement as of the date first written above.

ARCELOR S.A.

By:	/s/ Michel Wurth
Name:	Michel Wurth
Title:	Member of the Group Management Board

By:	/s/ CORNIER Christophe
Name:	CORNIER Christophe
Title:	EVP, Flat Europe

/s/ ROBERT J. SKANDALARIS
ROBERT J. SKANDALARIS

Annex A

to

Voting and Support Agreement

Number of Shares owned beneficially and of record by Robert J. Skandalaris:

Shares of Noble Common Stock Owned Directly:	1,526,737

Shares of Noble Common Stock Owned Indirectly: (Indirect holdings include 316,292 shares of Noble Common Stock held by a family owned limited liability company in which Skandalaris has an ownership interest and voting control, and 332,594 shares of a limited liability company in which Skandalaris has voting control for the benefit of his children.)	648,886

Shares Subject to Options to Purchase Noble Common Stock	15,000

Total	2,190,623